Exhibit 4.1

SECOND AMENDMENT

TO

NOTE PURCHASE AGREEMENT

Dated as of July 28, 2004

AMONG

QUICKSILVER RESOURCES, INC.,

AS ISSUER,

THE GUARANTORS,

BNP PARIBAS,

AS COLLATERAL AGENT,

AND

THE PURCHASERS PARTY HERETO

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Second Amendment”) dated as of July 28, 2004, is among QUICKSILVER RESOURCES, INC., a Delaware corporation (the “Company”); each of the undersigned Guarantors (collectively, the “Guarantors”); BNP PARIBAS, as collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the purchasers party to the Note Purchase Agreement referred to below (collectively, the “Purchasers”); and each of the undersigned Purchasers.

R E C I T A L S

A. The Company, the Collateral Agent and the Purchasers are parties to that certain Note Purchase Agreement dated as of June 27, 2003, as amended by that certain First Amendment to Note Purchase Agreement, dated as of January 30, 2004 (as amended, the “Note Purchase Agreement”), pursuant to which the Purchasers have purchased $70 million of the Company’s Floating and Fixed Rate Senior Subordinated Second Lien Mortgage Notes due December 31, 2006 (the “Notes”).

B. The Company has requested and the Purchasers have agreed to amend certain provisions of the Note Purchase Agreement and the other Transaction Documents.

C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Note Purchase Agreement, as amended by this Second Amendment. Unless otherwise indicated, all section references in this Second Amendment refer to sections of the Note Purchase Agreement.

Section 2. Amendments to Note Purchase Agreement.

2.1 Amendment to Section 5.1(m). The last sentence of Section 5.1(m) is hereby amended in its entirety to read as follows:

Except as set forth on the Disclosure Schedule, no tax Lien has been filed and, to the knowledge of the Company, no claim is being asserted with respect to any such tax or other such governmental charge.

2.2 Amendments to Section 8.1(b). Clauses (i) and (ii) of Section 8.1(b) are hereby amended in their entirety to read as follows:

(i) Audited Financials. As soon as available, but in any event not later than 90 days after the end of each Fiscal Year, the Company’s audited Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows, and, with respect to MGV only, unaudited balance sheet and statement of operations of MGV, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported, in the case of the Company’s audited Consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows described above, on by Deloitte & Touche LLP, or other independent public accountants of recognized national standing acceptable to the Majority Purchasers (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied.

(ii) Quarterly Financials. As soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters, the Company’s Consolidated balance sheet and related statements of operations and cash flows, and, with respect to MGV only, unaudited balance sheet and statement of operations of MGV, as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, plus a detailed accounts payable aging report (prepared as of the end of such Fiscal Quarter in form reasonably satisfactory to the Majority Purchasers), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

2.3 Amendments to Section 8.2(a). Section 8.2(a) is hereby amended in its entirety to read as follows:

(a) Liens on Oil and Gas Properties. Upon the receipt of each Engineering Report furnished pursuant to Section 8.1(c), the Company shall review such Engineering Report and the list of current Mortgaged Properties (as described in Section 8.1(c)(iii)) to ascertain whether the Mortgaged Properties represent Liens on all U.S. Oil and Gas Properties of the Company and its Domestic Subsidiaries then securing the Bank Credit Agreement, but in no event on less than 80% of the total value of the Proved Reserves of the U.S. Oil and Gas Properties evaluated in the most recently completed Engineering Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent Liens on all U.S. Oil and Gas Properties of the Company and its Domestic Subsidiaries then securing the Bank Credit Agreement, but in no event on less than 80% of the total value of the Proved Reserves of the U.S. Oil and Gas Properties evaluated in the most recently completed Engineering Report, then the Company shall, and shall cause its Domestic Subsidiaries to, grant to the Collateral Agent as security for the Obligations a second-priority Lien interest (subject only to Permitted Liens of the type described in clauses (a) to (e) and (g) of the definition thereof, but subject to the provisos at the end of such definition) on additional U.S. Oil and Gas Properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will represent Liens on all U.S. Oil and Gas Properties of the Company and its Domestic Subsidiaries then securing the Bank Credit Agreement, but in no event on less than 80% of the total value of the Proved Reserves of the U.S. Oil and Gas Properties evaluated in the most recently completed Engineering Report. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance satisfactory to the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

2.4 Amendments to Section 8.2(d). Section 8.2(d) is hereby amended by (a) inserting the phrase “owned by the Company or a Domestic Subsidiary” after “65%” each place it appears and (b) adding the following sentence at the very end of Section 8.2(d):

Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Collateral Agent and the Purchasers shall not be entitled to vote more than 65% of the total combined voting power of all classes of Equity Interests entitled to vote of the Equity Interests of any Foreign Subsidiary.

2.5 Amendments to Section 8.2(e). Section 8.2(e) is hereby amended in its entirety to read as follows:

(e) The Company will at all times cause all personal Property of the Company and each Domestic Subsidiary at any time securing the Senior Indebtedness to be subject to a Lien of the Security Documents; provided, however, that, notwithstanding the foregoing, neither the Company nor any Domestic Subsidiary shall be required to cause more than the percentage of the Equity Interests of any Foreign Subsidiary as provided in Section 8.2(d), and subject to the limitations described therein, to be subject to a Lien of the Security Documents.

2.6 Amendments to Section 8.3. Section 8.3 is hereby amended in its entirety to read as follows:

Section 8.3 Title Information

(a) On or before the delivery to the Collateral Agent and the Purchasers of each Engineering Report required by Section 8.1(c), the Company will deliver title information in form and substance acceptable to the Collateral Agent covering enough of the U.S. Oil and Gas Properties evaluated by such Engineering Report that were not included in the immediately preceding Engineering Report, so that the Collateral Agent shall have received together with title information previously delivered to the Collateral Agent, satisfactory title information on at least 80% of the total value of the Proved Reserves of the U.S. Oil and Gas Properties evaluated by such Engineering Report.

(b) If the Company has provided title information for additional U.S. Oil and Gas Properties under Section 8.3(a), the Company shall, within 60 days of notice from the Collateral Agent that title defects or exceptions exist with respect to such additional U.S. Oil and Gas Properties, either (1) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Permitted Liens raised by such information, (2) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens (other than Permitted Liens described in clause (f) of such definition) having an equivalent value or (3) deliver title information in form and substance acceptable to the Collateral Agent so that the Collateral Agent shall have received, together with title information previously delivered to the Collateral Agent, satisfactory title information on at least 80% of the total value of the Proved Reserves of the U.S. Oil and Gas Properties evaluated by such Engineering Report.

(c) If the Company is unable to cure any title defect requested by the Collateral Agent or the Purchasers to be cured within the 60-day period or the Company does not comply with the requirements to provide acceptable title information covering 80% of the total value of the Proved Reserves of the U.S. Oil and Gas Properties evaluated in the most recent Engineering Report, then the Collateral Agent and/or the Majority Purchasers shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Collateral Agent or the Purchasers. To the extent that the Collateral Agent or the Majority Purchasers are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Collateral Agent may send a notice to the Company and the Purchasers that the then outstanding Adjusted Total NPV shall be reduced by an amount as determined by the Majority Purchasers. This new Adjusted Total NPV shall become effective immediately after receipt of such notice.

2.7 Amendments to Section 8.5. Section 8.5 is hereby amended in its entirety to read as follows:

Notwithstanding that, by the terms of the Mortgages, the Company and its Domestic Subsidiaries are or will be assigning to the Collateral Agent all of the as-extracted collateral and other proceeds of production (as more particularly described therein, the “Production Proceeds”) accruing to the Property covered thereby, so long as no Default has occurred each such assignor may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of a Default, the Collateral Agent may (subject to ARTICLE XVI) exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by the Company or any of its Domestic Subsidiaries and to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by the Collateral Agent to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of its rights under the Security Documents, nor shall any release of any Production Proceeds by the Collateral Agent to the Company or any of its Domestic Subsidiaries constitute a waiver, remission, or release of any other Production Proceeds or of any rights of the Collateral Agent to collect other Production Proceeds thereafter.

2.8 Amendments to Section 9.1(a). Section 9.1(a) is hereby amended by deleting the word “and” after clause (v) thereof, deleting the period at the end of clause (vi) thereof and replacing it with “; and” and adding the following clause (vii) after clause (vi):

(vii) Debt of the Company or any of its Subsidiaries to the Company or any other Subsidiary to the extent such Debt qualifies as a Permitted Investment.

2.9 Amendment to Section 9.1(g). Section 9.1(g) is hereby amended by deleting the word “and” after clause (iii) thereof, deleting the period at the end of clause (iv) thereof and replacing it with the following clauses (v) and (vi) after clause (iv):

(v) the Company may redeem the Equity Interests issued pursuant to that certain Agreement between the Company and Mellon Investor Services LLC, as Rights Agent, dated as of March 11, 2003, provided that, to the extent such share purchase rights are redeemed with cash, the aggregate cash consideration paid pursuant to this clause (v) shall not exceed $5,000,000; and (vi) the Company may make distributions of its Equity Interests pursuant to and in accordance with stock option plans and other benefit plans for management or employees of the Company or any Subsidiary.

2.10 Amendments to Section 9.1(h).

(a) The first sentence of Section 9.1(h) is hereby amended by (1) deleting the words “as reasonably determined by the board of directors of the Company,” as they appear in clause (iv) of Section 9.1(h), (2) deleting the word “or” at the end of clause (iii) and (3) by adding the following new clauses (v), (vi) and (vii) after the end of clause (iv):

; (v) the sale, assignment, conveyance or other transfer or disposition of Property in connection with Permitted Investments described in clauses (c), (d), (e), (f), (g) and (i) of the definition of Permitted Investments; (vi) dispositions of Property in the form of dividends, distributions, payments or other returns of capital permitted by Section 9.1(g) or (vii) the sale, assignment, conveyance or other transfer or disposition of Property (including Equity Interests) in connection with transactions permitted by Section 9.1(f).

(b) The third sentence of Section 9.1(h) is hereby amended by (1) adding the following phrase at the end of clause (i) thereof: “except as described on the Disclosure Schedule,” and (2) adding the following phrase at the end of clause (iii) thereof: “, other than pursuant to the Falcon Seaboard Settlement Agreement”.

(c) The last sentence of Section 9.1(h) is hereby amended by adding the following proviso at the end thereof: “; provided further that the term “Advance Payment Contract” shall not include any Gas Balancing Agreement”.

2.11 Amendments to Section 9.1(q). Section 9.1(q) is hereby amended as follows:

(a) The title of such section is hereby revised to read as follows: “Leverage Ratios”.

(b) Subsection 9.1(q)(i) is hereby amended to add the following new sentence at the end of such subsection:

The Company will not at any time on or after the Second Amendment Effective Date permit its ratio of (A) Adjusted U.S. NPV to (B) the sum of (1) U.S. Debt and (2) to the extent the remainder is greater than zero, the remainder of (I) Canadian Debt minus (II) Adjusted Canadian NPV, to be less than 1.2 to 1.0.

2.12 Amendments to Section 9.1(s). Section 9.1(s) is hereby amended in its entirety to read as follows:

(s) Current Ratio. The Company will not permit, as of the last day of any Fiscal Quarter, its ratio of (i) Consolidated current assets (including the unused amount of the total commitments under the Bank Credit Agreement, but excluding (A) non-cash assets under FAS 133 and (B) accounts receivable or other rights to payment arising from: (x) the sale of gas production, unless the same are due and payable (and reasonably expected by the Company to be paid) within sixty (60) days after the month in which gas is produced; (y) the sale of oil production, unless the same are due and payable (and reasonably expected by the Company to be paid) within thirty (30) days after the month in which such oil is produced; and (z) Excluded Accounts) to (ii) Consolidated current liabilities (excluding non-cash obligations under FAS 133 and FAS 143, and, on and after December 31, 2005, the Obligations) to be less than 1.0 to 1.0.

2.13 Amendments to Section 10.1 (Events of Default). Sections 10.1(g) and (h) are hereby deleted and the following inserted in lieu thereof:

“(g) the Company or any of its Subsidiaries shall fail to make any payment (whether of principal, interest, fees or otherwise and regardless of amount) in respect of any Debt under the Bank Credit Agreement or any other Material Indebtedness, when and as the same shall become due and payable (beyond any grace period applicable thereto); or”

“(h) any event or condition (i) occurs that results in any Debt under the Bank Credit Agreement or any other Material Indebtedness becoming due prior to its scheduled maturity or (ii) occurs and is continuing that would enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any Senior Indebtedness or any other Material Indebtedness or any trustee or agent on its or their behalf to cause any Senior Indebtedness or any other Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Company or any of its Subsidiaries to make an offer in respect thereof; or”.

2.14 Amendments to Schedule B. The definitions in Schedule B are hereby amended as follows:

(a) Agent Bank. The definition of “Agent Bank” is hereby deleted and the following is inserted in lieu thereof:

“Agent Bank” means Bank One, NA, as Global Administrative Agent (as defined in the Bank Credit Agreement) for the Banks, together with its successors and assigns in such capacity.

(b) Bank Credit Agreement. The definition of “Bank Credit Agreement” is hereby deleted and the following is inserted in lieu thereof:

“Bank Credit Agreement” means, collectively, (i) that certain Credit Agreement dated as of July 28, 2004 among the Company, Bank One, NA, as Global Administrative Agent, and the financial institutions listed therein from time to time as agents and lenders, as from time to time renewed, extended, amended, supplemented, restated or otherwise modified, and any agreements representing the refinancing, replacement, or substitution in whole or in part of the revolving credit loans and letter of credit liabilities made or incurred under such Credit Agreement, (ii) that certain Credit Agreement dated as of July 28, 2004 among the Company, Bank One, NA, Canada Branch, as Canadian Administrative Agent, and the financial institutions listed therein from time to time as agents and lenders, as from time to time renewed, extended, amended, supplemented, restated or otherwise modified, and any agreements representing the refinancing, replacement, or substitution in whole or in part of the revolving credit loans, bankers’ acceptances and letter of credit liabilities made or incurred under such Credit Agreement and (iii) all Guarantees made by the Company and any Subsidiaries in respect of any of the foregoing.

(c) Bank Documents. The definition of “Bank Documents” is hereby amended by replacing the reference to “Loan Papers” included in clause (d) of the definition of Bank Documents with “Combined Loan Documents”.

(d) Banks. The definition of “Banks” is hereby deleted and the following inserted in lieu thereof:

“Banks” means each Person which now or hereafter is a party to the Bank Credit Agreement as a lender and their respective successors and assigns, and all Persons refinancing any Senior Indebtedness and their respective successors and assigns.

(e) Guarantor. The definition of “Guarantor” is hereby deleted and the following inserted in lieu thereof:

“Guarantor” means each Wholly-Owned Domestic Subsidiary of the Company (whether now in existence or hereafter arising) or any Person (other than a Foreign Subsidiary) who has guaranteed some or all of the Company’s obligations to repay the Notes and who has been accepted by the Collateral Agent as a Guarantor.

(f) Mariner Section 29 Documents. The definition of “Mariner Section 29 Documents” is hereby amended by replacing the reference to “Agent Bank” with a reference to “Bank of America, N.A.”.

(g) Permitted Foreign Subsidiaries. The definition of “Permitted Foreign Subsidiaries” is hereby deleted and the following inserted in lieu thereof:

“Permitted Foreign Subsidiaries” means each of the Foreign Subsidiaries listed in the Disclosure Schedule under the heading “Permitted Foreign Subsidiaries” and other Foreign Subsidiaries consented to in writing as such by the Majority Purchasers from time to time.

(h) Permitted Investments. Clause (g) of the definition of “Permitted Investments” is hereby deleted and the following inserted in lieu thereof:

(g) Investments (i) in or to the Company or any Guarantor, (ii) in any Foreign Subsidiaries existing as of the Second Amendment Effective Date, (iii) made after the Second Amendment Effective Date in the form of loans to MGV or any other Foreign Subsidiary in an aggregate principal amount not to exceed $10,000,000 and (iv) in or to any Person in an aggregate amount at any one time outstanding not to exceed $10,000,000.

(i) Required Banks. The definition of “Required Banks” is hereby deleted and the following is inserted in lieu thereof:

“Required Banks” means the Banks holding the Combined Commitments (as defined in the Bank Credit Agreement) or the Combined Credit Exposure (as defined in the Bank Credit Agreement), as applicable, in the aggregate greater than or equal to 66 2/3% of the aggregate Combined Commitments under the Combined Loan Documents (as defined in the Bank Credit Agreement), or, if the Combined Commitments have been terminated, the aggregate Combined Credit Exposure under the Combined Loan Documents.

(j) Senior Indebtedness. The definition of “Senior Indebtedness” is hereby amended by inserting the words “and all payment obligations in respect of bankers’ acceptances” after the words “and all letter of credit reimbursement obligations”.

(k) Senior Indebtedness Representative. The definition of “Senior Indebtedness Representative” is hereby amended as follows:

“Senior Indebtedness Representative” means (a) initially, Bank One, NA, and its successors-in-interest, in its capacity as Global Administrative Agent or (b) such other Person selected by the holders of a majority of the Senior Indebtedness to replace the then Senior Indebtedness Representative.

(l) Transaction Documents. The definition of “Transaction Documents” is hereby amended by adding the phrase “the Second Amendment,” after the phrase “this Agreement.”

(m) Wholly-Owned Subsidiaries. The definition of “Wholly-Owned Subsidiary” is hereby deleted and the following is inserted in lieu thereof:

“Wholly-Owned Subsidiary” means any Person of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law or, in the case of MGV, non-voting shares and related exchangeable put rights held by present or former officers, directors and shareholders of MGV), on a fully-diluted basis, are owned (whether legally or beneficially by contractual agreement) directly or indirectly by the Company or one or more of the Wholly-Owned Subsidiaries or by the Company and one or more of the Wholly-Owned Subsidiaries.

(n) Additional Definitions. The following definitions are hereby added where alphabetically appropriate to read as follows:

“Adjusted U.S. NPV” means that portion of Adjusted Total NPV attributable to reserves located within the geographic boundaries of the United States of America.

“Adjusted Canadian NPV” means that portion of Adjusted Total NPV attributable to reserves located within the geographic boundaries of Canada.

“Canadian Debt” means all Debt of Foreign Subsidiaries located in Canada.

“Cinnabar” means Cinnabar Energy Services & Trading, LLC, a Michigan limited liability company.

“dollar” and “$” mean the U.S. dollar, the legal currency of the U.S.

“EAOC” means Energy Acquisition Operating Corporation, a Michigan corporation.

“Falcon Seaboard Settlement Agreement” means that certain Settlement Agreement dated as of September 30, 1994, pursuant to which the Company (as successor-in-interest to Mercury) is obligated to deliver certain gas volumes at a fixed price, as more particularly described therein.

“Gas Balancing Agreement” means any operating agreement, balancing agreement or similar arrangement whereby the Company or any Subsidiary, or any other party having an interest in any Hydrocarbons to be produced from Oil and Gas Properties in which the Company or any Subsidiary owns an interest, has a right to take more than its proportionate share of production therefrom to correct historical production or accounting imbalances arising in the ordinary course of the exploration and production industry.

“Kristen” means Kristen Corporation, a Michigan corporation.

“MGV” means MGV Energy Inc., an Alberta, Canada corporation.

“Second Amendment” means that certain Second Amendment to Note Purchase Agreement dated as of July 28, 2004 among the Company, the Guarantors, the Collateral Agent and the Purchasers.

“Second Amendment Effective Date” means July 28, 2004.

“U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Debt” means all Debt of the Company and the Guarantors (other than Guarantees by the Company or any Guarantor of Canadian Debt).

“U.S. Oil and Gas Properties” means Oil and Gas Properties located in the U.S.

2.15 References to “Borrowing Base”. All references in the Note Purchase Agreement and the other Transaction Documents to the “Borrowing Base” or to a “Borrowing Base deficiency” under the Bank Credit Agreement are hereby replaced with references to the “Global Borrowing Base” and to a “Global Borrowing Base deficiency” under the Bank Credit Agreement.

2.16 Amendment to Schedule C. Schedule C is hereby deleted and replaced by the information contained in Schedule C-1 attached to this Second Amendment.

2.17 Amendment to Schedule D. Schedule D is hereby deleted and Schedule D-1 attached to this Second Amendment is inserted in lieu thereof.

Section 3. Conditions Precedent. This Second Amendment shall not become effective until the date on which each of the following conditions is satisfied (the “Effective Date”):

3.1 On or prior to the Effective Date, the Collateral Agent and the Purchasers shall have received (a) all fees and other amounts due and payable in connection with this Second Amendment in accordance with Section 14.1 of the Note Purchase Agreement and (b) an Amendment Fee equal to 0.1% of the then outstanding principal balance of the Notes.

3.2 The Collateral Agent shall have received from all of the Purchasers, the Company and the Guarantors counterparts (in such number as may be requested by the Collateral Agent) of this Second Amendment signed on behalf of such Persons.

3.3 The Collateral Agent shall have received one or more opinions of counsel to the Company dated as of the Effective Date, in form and substance reasonably satisfactory to the Collateral Agent.

3.4 No Default shall have occurred and be continuing, after giving effect to the terms of this Second Amendment.

3.5 The Collateral Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Collateral Agent) of the Security Documents listed as items 1 through 15 in Schedule D-1 attached to this Second Amendment. In connection with the execution and delivery of the Security Documents, the Collateral Agent (i) shall be reasonably satisfied that the Security Documents are in sufficient form to create valid and enforceable second priority, perfected Liens (subject only to Permitted Liens identified in clauses (a) to (e) and (g) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Proved Reserves of U.S. Oil and Gas Properties evaluated in the most recently delivered Engineering Report after giving effect to exploration and production activities, acquisitions, dispositions and production; and (ii) subject to the limitation on voting rights described in Section 8.2(d) of the Note Purchase Agreement, as such Section is amended hereby, shall have received confirmation that the Agent Bank holds the stock certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Guarantors and 65% of all of the issued and outstanding capital stock of MGV owned by the Company.

3.6 The Collateral Agent and the Purchasers shall have received an officer’s certificate of the Company demonstrating that the Mortgages encumber at least 80% of the total value of the Proved Reserves of the U.S. Oil and Gas Properties evaluated in the most recently delivered Engineering Report after giving effect to exploration and production activities, acquisitions, dispositions and production.

3.7 The Collateral Agent shall have received such other documents as the Collateral Agent or special counsel to the Collateral Agent may reasonably request.

The Collateral Agent shall notify the Company and the Purchasers in writing of the Effective Date.

Section 4. Release of Guarantees and Liens; Waivers of Defaults.

4.1 Termination of Certain Subsidiary Guarantees. Each Purchaser hereby agrees that all Guarantees executed and made by MGV, Kristen, EAOC and Cinnabar pursuant to the Transaction Documents are hereby terminated, provided, however, that Cinnabar, Kristen and EAOC are liquidated, dissolved, or merged into the Company or a Guarantor within 90 days of the Effective Date. The Purchasers hereby authorize the Collateral Agent to execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Guarantees and any other documents reasonably requested by the Company in connection with the termination of the Guarantees, to the extent such release is permitted by the terms of this Section 4.1 or is otherwise authorized by the terms of the Transaction Documents.

4.2 General Release of Liens/Regranting of Liens. Each Purchaser hereby further authorizes the Collateral Agent to (i) execute and deliver to the Company, at the Company’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Company in connection with the termination of all Liens on any and all Collateral created at the Closing or at any time thereafter prior to the Second Amendment Effective Date, (ii) return to the Company or its designee, at the Company’s sole cost and expense, any Collateral held by the Collateral Agent in connection with the existence of such Liens, provided that the Security Documents described in Section 3.5 of this Second Amendment have been executed and delivered to the Collateral Agent and the Liens contemplated thereby perfected and the priority of the Collateral Agent’s Lien and the rights of the Purchasers in the Collateral covered thereby are not impaired by such release, and (iii) enter into that Shared Possessory Collateral Letter Agreement dated as of July 28, 2004 with the Agent Bank.

4.3 Waivers of Defaults.

With respect to any provision of the Note Purchase Agreement amended by this Second Amendment, the Purchasers hereby waive any Default or Event of Default that may have occurred from, or arisen out of the circumstances causing, the Company’s or any of its Subsidiaries’ non-compliance with or other breach of any such provision prior to the Effective Date. Except for the foregoing and except as amended hereby, all covenants, obligations and agreements of the Company contained in the Note Purchase Agreement and the other Transaction Documents shall remain in full force and effect in accordance with their terms. Without limitation of the foregoing, the waivers granted in this Section 4.3 apply only to any non-compliance with or other breach of a provision amended in this Second Amendment that occurred prior to the Effective Date, but shall not apply to any non-compliance or breach of any such provisions as amended hereby that occurs after the Effective Date. The waivers granted in this Section 4.3 shall not be deemed to (a) be a consent or agreement to, or waiver or modification of, any other term or condition of the Note Purchase Agreement or any other Transaction Document, or (b) except as expressly set forth herein, prejudice any right or rights which the Collateral Agent or the Purchasers may now have or may have in the future under or in connection with the Note Purchase Agreement or any other Transaction Document. Granting these waivers does not and should not be construed to be an assurance or promise that waivers will be granted in the future, whether for the matters herein stated or on other unrelated matters.

Section 5. Miscellaneous.

5.1 Confirmation. The provisions of the Note Purchase Agreement, as amended by this Second Amendment, shall remain in full force and effect following the effectiveness of this Second Amendment.

5.2 Ratification and Affirmation; Representations and Warranties. The Company and each Guarantor hereby (i) acknowledges the terms of this Second Amendment; (ii) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Transaction Document to which it is a party and agrees that each Transaction

Document to which it is a party remains in full force and effect, except as expressly amended hereby; and (iii) represents and warrants to the Purchasers that as of the date hereof, after giving effect to the terms of this Second Amendment: (A) all of the representations and warranties contained in each Transaction Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct, as of such specified earlier date, (B) no Default has occurred and is continuing and (C) since December 31, 2002, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

5.3 Transaction Document. This Second Amendment is a “Transaction Document” as defined and described in the Note Purchase Agreement and all of the terms and provisions of the Note Purchase Agreement relating to Transaction Documents shall apply hereto.

5.4 Purchasers’ Satisfaction. For purposes of determining compliance with the conditions specified in Section 3 hereof, each of the undersigned Purchasers shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser upon its execution and delivery of a counterpart of this Second Amendment.

5.5 Counterparts. This Second Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Second Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

5.6 No Oral Agreement. THIS SECOND AMENDMENT, THE NOTE PURCHASE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.

5.7 GOVERNING LAW. THIS SECOND AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first written above.

COMPANY:	QUICKSILVER RESOURCES INC.

By:
Name:
Title:

GUARANTORS:	BEAVER CREEK PIPELINE, L.L.C.

By:
Name:
Title:

TERRA ENERGY LTD.

By:
Name:
Title:

MERCURY MICHIGAN, INC.

By:
Name:
Title:

GTG PIPELINE CORPORATION

By:
Name:
Title:

S-1

TERRA PIPELINE COMPANY

By:
Name:
Title:

S-2

COLLATERAL AGENT:	BNP PARIBAS, as a Purchaser and as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

PURCHASERS:	FORTIS CAPITAL CORP.

By:
Name:
Title:

By:
Name:
Title:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Name:
Title:

THE ROYAL BANK OF SCOTLAND plc

By:
Name:
Title:

S-3